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                                                                    EXHIBIT 99.2

Providian Financial Creates New Division for Diversified Growth
Businesses, Integrates Credit Card Businesses and Promotes Four Executives

San Francisco, California, October 25, 1999 - Providian Financial Corporation (NYSE: PVN) announced today that it is creating a new division for its diversified growth businesses, integrating its credit card businesses and promoting four executives.

Seth Barad, who has overseen the company's fast-growing Unbanked Business for five years, will head the new division as President, Emerging Businesses. David
R. Alvarez, who has been responsible for Providian's Unsecured Credit Card Business since 1997, will head the company's integrated Unbanked and Unsecured Credit Card Businesses. He was named President, Credit Cards.

"These changes reflect the company that Providian has become and the opportunities we see ahead of us," said Providian Chairman and Chief Executive Officer Shailesh J. Mehta. Since becoming a public company two years ago, Providian has grown to over $20 billion in assets under management from $11 billion, and now serves over 11 million customers nationwide, a 175% increase from 4 million just two years ago. Under the new structure, Providian will be organized around four businesses: Credit Cards, Emerging Businesses, E-Commerce and the U.K. Business.

"This structure," Mehta said, "positions Providian to take full advantage of the growth opportunities presented by our Emerging Businesses and to build upon the growth momentum in our Card Businesses. Consistent with our long-standing growth and diversification strategy, Providian has always evolved along with our businesses and the new opportunities we identify through them. Our ultimate goal is to continue to create shareholder value and this realignment supports that goal."

The new Emerging Businesses division will be comprised of Providian Home Loans, First Select Corporation, Membership Products and new business development initiatives. "Under Seth's leadership, our Unbanked Business has grown in only a few years" said Mehta, "from serving hundreds of thousands of customers to serving several million customers. During that time the business has also become a substantial contributor to Providian's revenues and earnings, demonstrating Seth's skill at successfully building businesses and identifying significant business opportunities."

Unifying Providian's credit card businesses will support the company's efforts to meet the needs of consumers across the broad credit spectrum under a single platform, while striving towards its goal of enhanced customer
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satisfaction. "David has superbly managed our Unsecured Credit Card business,"
Mehta said, "and with the depth and breadth of his experience, it makes strategic sense for Providian to combine our two largest credit card areas under his leadership."

Providian promoted two other executives. The company named James H. Rowe Executive Vice President, E-Commerce. Rowe has headed Providian's fast-growing E-Commerce division since it was formed in February 1999 and also serves as Chief Executive Officer of its subsidiary, GetSmart.com. "Jim Rowe spearheaded the successful launch of Aria.com, Providian's Internet credit card," Mehta said, and also noted, "By adapting core competencies Providian has developed over fourteen years in the consumer lending business, Jim has helped build an incredibly powerful Internet business model for Providian. We will continue to invest heavily in E-Commerce."

Providian also named Ellen Richey to the newly-created position of Vice Chairman. Richey will continue in her capacity as General Counsel, a position she has held since 1995. Her responsibilities include corporate law, public affairs, audit and compliance. "Ellen Richey has made enormous contributions to many areas of Providian," Mehta said, "and she is a both a highly-valued and highly-respected leader throughout Providian."

James V. Elliott, Executive Vice President, will continue as Managing Director of Providian's U.K. Business.

San Francisco-based Providian Financial Corporation (www.providian.com) is a leading provider of lending and deposit products to customers nationwide and offers credit cards in the United Kingdom. Providian serves a broad, diversified market with loan products that include credit cards, home equity loans, secured cards and membership services.

With a commitment to 100% customer satisfaction, Providian's mission is to help its customers build or rebuild, protect and responsibly use credit by providing a quality borrowing experience that leads to active and lasting customer relationships. The sixth largest bankcard issuer in the nation, Providian has $20 billion in assets under management and over 11 million customers.

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For more information about Providian Financial, please call Laurie Cole at 415-
278-4844. Investors please call, Nancy Math at 415-278-4483 or Jack Carsky at 415-278-4977.